                                                                   EXHIBIT 10.17

                                   AGREEMENT
                                   ---------

     This Agreement ("Agreement"), dated as of August 31, 1999, is between Express Scripts, Inc., a Delaware corporation ("ESI") and PlanetRx.com, Inc., a Delaware corporation ("PlanetRx").


                                    RECITALS
                                    --------

     Whereas, ESI provides and manages prescription drug programs for its clients, which programs include claims administration, mail service dispensing and other pharmacy management services.

     Whereas, PlanetRx is a leading Internet Pharmacy (as hereinafter defined) which owns and operates an internet based online shopping site for the retail sale of prescription and non-prescription pharmaceuticals and health and beauty products.

     In consideration of the agreements, covenants and conditions set forth herein, intending to be legally bound, the parties hereto agree as follows:

Section 1.  Definitions

     Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

     "Affiliate" means, with respect to a party, any Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such party.

     "Competitor" (i) of ESI means any Third Party that is a PBM, and (ii) of PlanetRx means (a) a Third Party that sells prescription and non-prescription pharmaceuticals and health and beauty aids via the Internet or (b) the Internet division of a traditional pharmacy provider which utilizes the Internet for the sale, order, reorder or mail delivery of Pharmaceutical Products.

     "Confidential Information" means all trade secrets, know-how and nonpublic information that relates to research, development, trade secrets, inventions, source code, technical data, software programming, concepts, designs, procedures, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategies and other proprietary or confidential information, protectable under the laws of the United States or any other nation, state or jurisdiction (including, but not limited to, any foreign equivalents thereto).

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or through the ownership of voting securities, including the ownership of more than fifty percent (50%) of the equity, partnership or similar interest in such Person.

     "DrugDigest Site" means the website currently located at www.DrugDigest.org.

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

     "Effective Time" shall have the meaning as set forth in Section 18.15 of this Agreement.

     "Equity Transaction" means, collectively, the transactions described in that certain Asset Contribution and Reorganization Agreement dated as of August 31, 1999, among ESI, YPC, PlanetRx, PRX Holding Company and PRX Acquisition Corp.

     "ESI Member" means any individual who is entitled to benefits under a prescription drug benefit plan provided by ESI, or a Person Controlled by ESI, to an ESI Plan Sponsor or directly to such individual.

     "ESI Networks" means any or all of the networks of retail pharmacies contracted with ESI to dispense prescription drugs to ESI Members. A pharmacy network that is contracted by an ESI Plan Sponsor and merely administered by ESI for such ESI Plan Sponsor shall not be deemed to be an ESI Network for purposes of this Agreement.

     "ESI Plan Sponsor" means a sponsor of a health plan (such as an insurance company, health maintenance organization, employer, Taft-Hartley plan, or other Person, or a third party administrator acting on behalf of such a plan sponsor, including a sponsor of a "cash and carry" or discounted card program) who contracts with ESI or one of its Affiliates to provide a prescription drug benefit to members of such health plan.

     "ESI Site" means the website currently located at www.express-scripts.com (and any successor site, Mirror site or sites controlled by ESI or sites of any entity Controlled by ESI).

     "Fully Diluted Equity" means the potential number of shares in PlanetRx which includes: (a) all issued shares of common stock (whether fully or partly paid), (b) the maximum number of shares of common stock which may be issued upon: (i) the exercise of options granted by PlanetRx and (ii) conversion of securities which are convertible into shares of common stock, including but not limited to, all convertible notes, bonds and shares; and (c) shares issued by PlanetRx in any other class.

     "Home Page" means (i) with respect to the PlanetRx Site, the page that is displayed to the user when the URL www.PlanetRx.com or any successor URL is entered, (ii) with respect to the YPC Site, the page that is displayed to the user when the URL www.yourPharmacy.com or any successor URL is entered, and
(iii) with respect to the DrugDigest Site, the page that is displayed to the user when the URL www.DrugDigest.org or any successor URL is entered.

     "Internet Pharmacy" means a pharmacy which does not have a physical location for patrons to visit for retail sales but that receives orders from customers only through the Internet, but does not include the Internet division or operations of pharmacy chains and other retail merchants (such as supermarket chains and discount stores) that dispense prescription drugs and who, as an adjunct to their traditional pharmacy operations also accept prescription orders via the Internet and mail or deliver the Pharmaceutical Products to their customers.

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     "Internet" means the Internet or the World Wide Web (or any successor or other online network including those using delivery over television, cable, set top boxes, intranets, extranets and personal digital assistants).

     "IP Right" means any copyright, Trademark, patent, trade secret, moral right or other intellectual property or proprietary right of any kind (including applications therefor and, in the case of patents, any continuation or divisional patent applications claiming priority thereto), whether arising under the laws of the United States or any other nation, state or jurisdiction (including any foreign equivalents thereto).

     "Link" means a hypertext link connecting a website to another.

     "Member Data" means any and all information regarding ESI Members (identifiable as such by PlanetRx) including, without limitation, any and all information reasonably obtainable in connection with any ESI Member purchases facilitated through the PlanetRx Site, whether in separately identifiable or aggregated form, including, without limitation, first or last name; E-mail or other address; postal code; gender or other demographic characteristics; year or date of birth; social security or other tax identification number; occupation or other socio-economic or financial information; nature, subject matter, date or amount paid in any purchase(s), preferences or habits; and any other identifying information, whether or not actually provided, collected, derived or deduced, and regardless of its accuracy or completeness.

     "Member Impression" means any discrete communication of any nature whatsoever that is directed to an ESI Member that originates with ESI or with a Third Party (such as an ESI Plan Sponsor) at ESI's request and that refers to PlanetRx (by name, logo, or otherwise) or to the services it provides, including, but not limited to, (i) banner advertisements, commerce buttons and marketing buttons displayed on a web site, (ii) e-mail or paper mail communications, (iii) ESI Member informational materials or identification cards, (iv) mail order package inserts, and (v) taped messages played to ESI Members waiting in a phone queue.

     "Mirror site" means an Internet site that (i) contains the exact form and content of a site, (ii) is located at a geographic location distinct from a site and (iii) is created for the purpose of improving the performance of and accessibility to a site.

     "PBM" means any Person which engages in any of the following activities, whether or not constituting such Person's principal line of business: contracting with a health plan sponsor to provide prescription drug benefits via mail order, point-of-sale electronic processing of pharmacy claims, formulary development and administration, or developing and/or maintaining retail pharmacy networks for fulfillment of consumer orders for Pharmaceutical Products for members of a prescription drug benefit plan; provided, that an insurance
                                             --------
company, HMO or other Person whose principal business involves offering policies or plans of comprehensive health care and which engages in such activities solely for the benefit of its policyholders or members of its comprehensive health plans shall not be deemed to be a PBM for purposes of this Agreement.

     "Person" means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

     "Pharmaceutical Products" means any product that under law may not be dispensed except pursuant to a prescription order written by a licensed medical professional and dispensed by a licensed pharmacy.

     "Pharmacy Chain" means any Third Party that is engaged in a retail business and which owns or operates more than 50 retail outlets at which an individual consumer may have a prescription order for Pharmaceutical Products filled.

     "PlanetRx IPO" shall mean the initial public offering of shares of common stock of PlanetRx as defined in the Equity Transaction Agreements.

     "PlanetRx.com" means the website currently located at www.PlanetRx.com and any successor site.

     "PlanetRx Site" means the website currently located at www.PlanetRx.com and any successor site, Mirror site or sites controlled by PlanetRx or sites of any entity Controlled by PlanetRx.

     "Term" means the period commencing on the Effective Time and ending on the fifth anniversary of such date, subject to extension in accordance with Section 17.5.

     "Third Party" means any Person that is not a party hereto or an Affiliate of a party hereto.

     "Trademark(s)" means all common law or registered trademarks, logos, service marks, trade names, Internet domain names and trade dress rights and similar or related rights arising under any of the laws of the United States or any other country or jurisdiction, whether now existing or hereafter adopted or acquired.

     "website" means a location accessible on the Internet through the World Wide Web and which provides multimedia content via a graphical user interface.

     "World Wide Web" means a method of representing and obtaining graphical data and linking data items used by Internet users.

     "YPC" means yourPharmacy.com, Inc., a Delaware corporation and wholly owned subsidiary of ESI.

     "YPC Site" means the site currently located at www.yourPharmacy.com (and any successor site or Mirror site).

Section 2.  Affiliation Grants

     2.1  ESI Grant.
          ---------

     (a) Subject to the terms and conditions of this Agreement and the conditions described below, ESI agrees that (i) PlanetRx shall be the exclusive Internet Pharmacy contracted in the ESI Networks in the United States to fulfill orders for ESI Members for Pharmaceutical Products and (ii) ESI shall not enter into any agreement with any other Internet Pharmacy to fulfill orders for ESI Members for non-prescription drugs and health and beauty aids for the Term of this Agreement. Initially, PlanetRx shall be admitted into the ESI network solely to fill prescriptions for a 30 or fewer days' supply of Pharmaceutical Products. The parties may, but are under no obligation to, subsequently negotiate terms under which PlanetRx may fill orders for Pharmaceutical Products for a greater than 30 days' supply. Among other things, the parties will discuss an arrangement pursuant to which PlanetRx will fulfill up to $200 million in ingredient cost of prescriptions for ESI Members for quantities in excess of a 30-day supply on economic and other terms no less favorable to ESI than those that ESI would have realized had ESI fulfilled such orders in its own facilities. If ESI, whether due to legal requirements or a "Competitive Reason" (as defined below), finds it necessary to permit other Internet Pharmacies into the ESI Networks, ESI will not promote such other Internet Pharmacies to ESI Members or ESI Plan Sponsors except as required by law; provided, however, that
                                                        --------  -------
the foregoing shall not preclude the listing of such Internet Pharmacies in ESI's or an ESI Plan Sponsor's provider directory. ESI shall use its reasonable best efforts to include PlanetRx in all the ESI Networks but does not guarantee that PlanetRx shall be included in all of the ESI Networks. PlanetRx acknowledges that an ESI Plan Sponsor may require that one or more other Internet Pharmacies be included in the network for that ESI Plan Sponsor, or that one or more Internet Pharmacies (which might include PlanetRx) be excluded from the network for that ESI Plan Sponsor. A "Competitive Reason" means a circumstance that ESI deems, in good faith, to constitute a material competitive or business disadvantage to ESI in maintaining PlanetRx as the sole Internet Pharmacy in the ESI Networks. Examples of such circumstances include the insistence of actual or potential ESI Plan Sponsors that ESI include other Internet Pharmacies in the network or competitive disadvantage in the sales process that ESI might suffer if ESI's Competitors open their networks to more than one Internet Pharmacy. For purposes of this section ESI shall include any Person Controlled by ESI that is in the pharmacy benefit management business.

     (b) The terms and conditions upon which PlanetRx will fulfill orders for Pharmaceutical Products will be governed by a Pharmacy Provider Agreement in the form of Exhibit B hereto. The terms of such Agreement will govern over any
        ---------
inconsistent term in the body of this Agreement or in any other agreement between the parties with respect to the matters addressed therein.

     (c) The scope of this Agreement is limited to ESI's pharmacy benefit management business relating to Pharmaceutical Products that are customarily dispensed from retail pharmacies directly to patients for self-administration, and shall not be deemed to include or affect in any manner whatsoever ESI's ancillary health care

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businesses, including, but not limited to, (i) its infusion therapy business presently conducted by its wholly owned subsidiary, IVTx, Inc.; (ii) its specialty distribution business, which involves the distribution of prescription drugs requiring special handling or special eligibility requirements, to physician offices, or pursuant to special programs operated by pharmaceutical manufacturers; and (iii) its medical information management business, conducted by its subsidiary, Practice Patterns Science, Inc.

     2.2  PlanetRx Grant.
          --------------

     (a) PlanetRx agrees that ESI shall be its "Preferred PBM Partner" meaning that, although PlanetRx shall have the right to contract with other PBMs, the following conditions shall be met: (i) ESI shall retain the most prominent position in any promotional placements for PBMs on the PlanetRx Site, and (ii) ESI shall be given "most favored nation" financial terms compared to any other PBM, such that the total economic package to ESI under this Agreement shall be at least [+] more favorable than that offered or given to any other PBM.

     (b) PlanetRx hereby appoints ESI as its exclusive formulary manager, which shall include the right to negotiate with pharmaceutical manufacturers for rebates and other retrospective discounts (and associated administrative fees) for Pharmaceutical Products, and to bill and collect any such rebates, discounts and fees, with respect to purchases of Pharmaceutical Products by PlanetRx customers whose purchases of such products are not reimbursed, in whole or in part, under a plan that permits the sponsor of such plan or some other Third Party a superior right to collect such rebates, discounts or fees. ESI will pay [+] of any rebates and retrospective discounts collected by ESI with respect to such PlanetRx customer purchases to PlanetRx, and ESI will retain the balance of rebates and discounts, and any administrative fees, collected by it as its fee for developing, implementing and managing the formulary program for PlanetRx. Rebates, discounts and fees in respect of purchases by ESI Members are not subject to the rebate-sharing provisions of this section, and shall be retained 100% by ESI. ESI shall collect and pay such rebates to PlanetRx in the same manner and at the same times that it pays rebates to ESI Plan Sponsors.

     PlanetRx acknowledges that drug manufacturers may discontinue payment of such rebates and discounts at will, that laws governing prescription drug pricing (including rebates) may change, and that rebate amounts are affected by physician prescribing patterns and other factors. Accordingly, PlanetRx acknowledges that no rebate or discount amounts can be guaranteed.

     (c) ESI shall be entitled to contract with pharmaceutical manufacturers relating to ancillary programs, such as compliance, disease management, drug and disease education and formulary management with respect to any ESI Members. The parties agree that the restrictions described in this Section are not intended to prevent PlanetRx from entering into an agreement with a Third Party PBM provided that such agreement complies with the restrictions described in Section 2.2(a).

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

     (d) During the initial Term of this Agreement PlanetRx grants ESI the exclusive right to negotiate, in cooperation with PlanetRx, any strategic alliance or equity investment in PlanetRx by one or more Pharmacy Chains for up to an aggregate of [+] of the Fully Diluted Equity of PlanetRx calculated at the time such transaction is proposed to PlanetRx (the "Equity Threshold"), subject to review and approval of PlanetRx's Board. ESI's exclusive right shall terminate once the Equity Threshold is reached.

Section 3.  Exclusivity and Non-competition

     3.1 ESI will not, and will not permit any entity that it Controls to, (i) directly or indirectly own any interest in or operate an Internet Pharmacy or
(ii) promote any Person that is a PlanetRx Competitor to ESI Members or ESI Plan Sponsors during the Term of this Agreement; provided, however, that the
                                            --------  -------
foregoing shall not preclude ESI from (1) holding an ownership interest in PlanetRx, (2) conducting activities relating to the PlanetRx Site and the YPC Site as set forth in Section 6.1 of this Agreement, (3) listing Internet Pharmacies in ESI's or an ESI Plan Sponsor's provider directory, or (4) honoring contractual obligations of a business or entity acquired by ESI under agreements existing at the time of such acquisition until such agreements can be lawfully terminated without financial or other penalty.

     3.2  PlanetRx will not, and will not permit any entity that it Controls to
(i) directly or indirectly, engage in business as a PBM, (ii) take any actions to attempt to convert ESI Members ordering a greater than 30 days' supply of a Pharmaceutical Product to a 30 or fewer days' supply, or (iii) contact any ESI Plan Sponsors without ESI's prior written consent; provided, however, that
                                                   --------  -------
general solicitations or promotions targeted at the general population or PlanetRx's general member base shall not be deemed to violate this provision.

     3.3 ESI will not promote any PlanetRx Competitor during the Term of this Agreement. Without limitation, the foregoing shall not be construed to preclude
(i) the listing of such PlanetRx Competitor in ESI's or an ESI Plan Sponsor's provider directory or general benefit plan information or (ii) permitting an ESI member to Link from the "Pharmacy Locator" section of the site currently located at www.express-scripts.com or any successor site to the website of a pharmacy or pharmacy chain that maintains physical retail locations if (a) either one of the two largest PBM's or (b) any two of the top four largest PBM's (excluding ESI) offers such a Linking capability. Subject to the foregoing, ESI shall not provide a Link to any PlanetRx Competitor on the ESI Site.

     3.4 Commencing on the Effective Time and throughout the Term of this Agreement, PlanetRx shall supply up to 15 employees, on a full-time basis, for the purpose of converting ESI Members to use the PlanetRx Site. The YPC employees hired by PlanetRx in the Equity Transaction will initially focus on converting ESI members to use the PlanetRx Site, but if the former YPC employees terminate their employment with PlanetRx or have their employment terminated by PlanetRx, PlanetRx will hire new employees or assign existing employees to focus solely on such conversion. ESI will

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

have the right to approve any PlanetRx employees who work on the conversion of ESI Members.

     3.5 Except as contemplated by the Equity Transaction, each party agrees that neither it nor any Affiliates controlled, directly or indirectly, by such party will at any time from the date of this Agreement until the second year anniversary of the date upon which the Term of this Agreement terminates for any reason, directly or indirectly, solicit for employment or employ (except any employees whose place of employment is located in California) any individual who was, at any time during the 6 months immediately preceding such solicitation or employment, an employee of the other party, except with the consent of the other party.

Section 4.  Brands and Advertising/ Co-Branded Effort

     4.1  Promotional Plan.  ESI and PlanetRx shall develop a plan to promote
          ----------------
their products and services and agree to the level of resources each will commit. The general parameters of the plan will be as follows:

     (i) PlanetRx shall designate ESI as its "Preferred PBM Partner" on the PlanetRx Site.

     (ii) ESI shall promote PlanetRx on the ESI Site and the YPC Site and shall provide a Link to the PlanetRx Site on the YPC Site, and PlanetRx shall promote the YPC Site and provide a Link to the YPC Site on the PlanetRx Site. The placement of such Links shall be mutually agreed upon by the parties. PlanetRx and ESI will develop Links from the disease state websites to the ESI Site such that ESI Members can Link to ESI's disease management program.

     (iii) ESI Member materials shall indicate that PlanetRx is ESI's Internet Pharmacy provider, subject to ESI Plan Sponsor review and approval of the form and content of such communications where so applicable.

     (iv) ESI shall use reasonable best efforts to provide PlanetRx with 50 million total Member Impressions in the first year of this Agreement, 75 million total Member Impressions in the second year, 100 million total Member Impressions in the third year, 125 million total Member Impressions in the fourth year and 150 million total Member Impressions in the fifth and any subsequent year. The content of Member Impressions referring to or relating to PlanetRx shall be subject to reasonable approval by PlanetRx. In computing the number of total Member Impressions the parties shall develop mutually agreed upon standards to apply where precise enumeration is not practicable, or where a Member Impression can reasonably be expected to reach more than one ESI Member (as in the case of a mailing sent to a residence where more than one ESI Member resides).

     4.2  Co-branded Website.
          ------------------

     4.2.1 PlanetRx shall co-brand the PlanetRx Site and all PlanetRx disease state websites (e.g., www.arthritis.com, www.diabetes.com etc.) for ESI Members (identifiable as such by PlanetRx) in a manner that is mutually agreed upon by the parties; provided, however, that ESI shall have the right to not have co-
             --------  --------
branding on certain designated areas on any such websites.

     4.2.2 The co-branded website will include the respective logo(s) of each party with the position, placement and prominence of such logos to be mutually agreed upon by the parties. It is acknowledged that each party's logo(s) and name are the intellectual property of such party and must be protected.

     4.2.3 The co-branded website content, sponsorship and advertising available to ESI Members (identifiable as such by PlanetRx) may be different from that which is available to non-ESI Members. For example, in order to minimize the opportunities for ESI Members to view content or promotional material on the PlanetRx Site that may be inconsistent with the applicable formulary or benefit design of the plan to which such ESI Member belongs, the parties will cooperate to develop methodologies by which ESI Members can be identified as such and routed to pages on the PlanetRx Site and the PlanetRx disease state websites that do not contain any such content or promotional materials.

     4.2.4 PlanetRx agrees to cooperate with ESI to develop programs which demonstrate to ESI Members the benefits of using the PlanetRx Site.

     4.2.5 Both parties agree to develop appropriate procedures and technology, including any requisite technical and web interfaces, in order to identify and track ESI Member usage of the PlanetRx Site in a mutually agreed upon manner.

     4.2.6 At ESI's request, PlanetRx shall expend up to $100,000 per year on marketing efforts and promotions aimed at ESI Members.

     4.3  Promotional Materials.  PlanetRx shall co-brand offline collateral
          ---------------------
materials, such as package inserts, for ESI Plan Sponsors and ESI Members (identifiable as such by PlanetRx) in a mutually agreed upon format. Any form of branded communication and documentation must be agreed in writing by the parties before it is issued, published or otherwise made available (in any form or medium). All outbound communications from PlanetRx to ESI Members (identifiable as such by PlanetRx) (other than those customarily occurring between a pharmacist and patient with respect to the dispensing of Pharmaceutical Products or those reasonably necessary to fulfill a customer's order) shall require ESI's prior written approval; provided, however, that in
                                                   --------  -------
the event that PlanetRx shall request consent for a specific promotion, ESI shall provide a response to such request within one (1) business day.

     4.4  PlanetRx Home Page
          ------------------

     4.4.1 One of the ESI Trademarks designated by ESI shall be featured on the Home Page of PlanetRx.com, in a manner mutually agreeable to the parties.

     4.4.2 ESI shall provide PlanetRx with samples of ESI Trademarks for use in advertising and on the PlanetRx Site. Without ESI's prior written approval, PlanetRx may not use Trademarks owned by ESI.

     4.5  ESI and YPC Home Pages
          ----------------------
     4.5.1 One of the PlanetRx Trademarks designated by PlanetRx shall be featured on the Home Pages of the ESI Site and the YPC Site, in a manner mutually agreeable to the parties.

     4.5.2 PlanetRx shall provide ESI with samples of PlanetRx Trademarks for use in advertising and on the ESI Site and the YPC Site. Without PlanetRx's written approval, ESI may not use Trademarks owned by PlanetRx.

     4.5.3 At the request of PlanetRx, ESI shall provide PlanetRx with a set of Frequently Asked Questions ("FAQs") and answers thereto to be used by PlanetRx at its option in conjunction with PlanetRx's FAQs, provided that PlanetRx must incorporate any updates provided by ESI into any ESI FAQs and answers it uses.

     4.6  Content
          -------

     4.6.1 ESI shall not knowingly publish on the ESI Site, and PlanetRx shall not knowingly publish on the PlanetRx Site, any content, that is contrary to law, false or misleading in any material respect, that promotes products generally acknowledged to be injurious to good health (e.g., cigarettes and other smoking products; alcoholic beverages), or that is in bad taste or can reasonably be expected to be offensive to ESI Members. Any content that either party reasonably determines to be contrary to law or false or misleading in any material respect shall be removed, upon notice from the determining party, as soon as practicable by the offending party. After such removal, the parties may bring the dispute to the advertising liaisons for immediate resolution.

     4.6.2 ESI shall have final approval regarding any representations made relating to the quality of ESI services. PlanetRx shall have final approval regarding any representations made relating to the quality of PlanetRx services.

     4.6.3 ESI shall have the right to approve all prescription related and other healthcare content and all advertising on the PlanetRx Site to which ESI Members (identifiable as such by PlanetRx) shall have access.

Section 5.  License

     5.1  License to Trademarks
          ---------------------

     5.1.1 Subject to Section 4, PlanetRx hereby grants to ESI and any of its wholly owned entities a non-exclusive, royalty-free, non-transferable (except as provided in

Section 18.2), non-sublicensable worldwide license in all jurisdictions in which PlanetRx has any rights, to use, reproduce, distribute and display the PlanetRx Trademarks in connection with the agreements among the parties with respect to advertising and promotions and the performance of its obligations hereunder.

     5.1.2 Subject to Section 4, ESI hereby grants to PlanetRx and any of its wholly owned entities a non-exclusive, royalty-free, non-transferable (except as provided in Section 18.2), non-sublicensable worldwide license in all jurisdictions in which ESI has any rights, to use, reproduce, distribute and display the ESI Trademarks in connection with the agreements among the parties with respect to advertising and promotions and the performance of its obligations hereunder.

     5.1.3 Each party shall have the right to exercise quality control over the use of its Trademarks by the other party to the degree necessary, in the sole opinion of the owner of such Trademarks, to maintain the validity and enforceability of such Trademarks and to protect the goodwill associated therewith. Each party shall, in its use of the other's Trademarks, adhere to a level of quality required by the Trademark owner. If the owner of a Trademark, in its reasonable opinion, finds that use of such Trademark by the other party materially threatens the goodwill of such Trademark, the user of such Trademark shall, upon notice from the owner, immediately, and no later than ten (10) days after receipt of such owner's notice, take all measures reasonably necessary to correct the deviation(s) or misrepresentation(s) in, or misuse of, the applicable Trademark. All goodwill associated with the use of the other's trademarks hereunder shall inure to the benefit of the owner of such Trademark.

     5.1.4 Each party shall use the other's Trademarks in accordance with sound trademark and trade name usage principles and in compliance with all applicable laws and regulations of the United States (including all laws and regulations relating to the maintenance of the validity and enforceability of such Trademarks) and shall not use the Trademarks in any manner that might tarnish, disparage, or reflect adversely on the Trademarks or the owner of such Trademarks. Each party shall use, in connection with the other's Trademarks, all legends, notices and markings required by law. No party may materially alter the appearance of another's Trademarks in any advertising, marketing, distribution, or sales materials, or any other publicly distributed materials without the prior written consent of the other party.

     5.2  Maintenance of PlanetRx Site.  PlanetRx shall use reasonable efforts
          ----------------------------
to maintain the PlanetRx Site such that up-time, scalability, back-up capability, security and response time meet the then current generally accepted standards for e-commerce sites on the World Wide Web, and are comparable to or better than the standards maintained by PlanetRx Competitors.

Section 6.  ESI Internet Initiative.

     6.1 ESI shall develop, whether alone or with one or more other Third Parties, its own Internet functionality for the ESI Site which shall link to PlanetRx.com so that users of the ESI Site can order and purchase products through PlanetRx.com. In addition, ESI may develop other Internet functionality which may, among other things, enhance and support (i) its call center operations, (ii) account information, (iii) the DrugDigest Site, (iv) a pharmacy locator service, (v) its disease management programs, (vi) its newsletters, (vii) other PBM services, and (viii) physician connectivity. The ESI Site will not itself have functionality or operate as an e-commerce site selling prescription and non-prescription drugs and health and beauty aids.

     6.2 Subject to Section 6.1, PlanetRx shall pay $3 million per year, in equal quarterly installments, to ESI to fund such activities by ESI throughout the Term of the Agreement.

     6.3 ESI shall establish a committee, to which PlanetRx shall be entitled to appoint one member, which shall oversee such activities.

     6.4  ESI shall own all IP Rights associated with the ESI Site.

Section 7.  Drug Digest Site Content License

     The parties shall mutually agree to and shall negotiate in good faith regarding the terms and conditions relating to the license by PlanetRx of content from the DrugDigest Site.

Section 8.  PlanetRx Disease State Websites

     8.1 Subject to section 8.3, during the Term of this Agreement, PlanetRx shall appoint ESI as its exclusive marketing and sales agent for selling advertising and promotions to Persons engaged primarily in a non-Internet based healthcare business including, without limitation, manufacturers of Pharmaceutical Products and non-prescription drugs, medical device manufacturers and health plan sponsors for its disease state websites (e.g., arthritis.com, diabetes.com) to which ESI Members (identifiable as such by PlanetRx) shall have access throughout the Term of the Agreement.

     8.2 Except for any advertising or sponsorship revenue derived by PlanetRx from any existing agreements at the Effective Time, PlanetRx shall pay ESI a commission of 15% of the total annual advertising and sponsorship revenue (less any returns and charge-backs) PlanetRx receives for such disease state websites from those Persons to which ESI's exclusivity applies pursuant to Section 8.1 above.

     8.3 The parties shall develop mutually satisfactory annual advertising revenue goals for the disease state websites for the fourth and fifth years of this agreement and for any periods thereafter. In the event that such goals are not achieved, ESI's right to act as the exclusive marketing and sales agent shall convert to a non-exclusive right and ESI shall receive the commission set forth in Section 8.2 for any advertising and sponsorship revenue for which it is directly responsible.

     8.4 The aggregate revenue goal for the disease state websites for the first 12 months of this Agreement shall be [+] in advertising and sponsorship revenue received from those Persons to which ESI's exclusivity applies pursuant to Section 8.1 above.

Section 9.  Compensation

     9.1 In consideration of the rights granted to PlanetRx and the obligations undertaken by ESI under this Agreement, PlanetRx shall pay ESI a base fee and an incremental fee (collectively, the "Operating Fee") based on the schedule attached hereto as Exhibit A.
                   ---------

     9.2 ESI will be entitled to have a nationally recognized accounting firm selected by ESI, other than ESI's then current accounting firm, to audit PlanetRx's applicable books and records on an annual basis in order to monitor PlanetRx's compliance with its payment obligations described in Section 9.1 and
Section 8.2 above. ESI will provide PlanetRx with at least fifteen days business notice and such audit shall take place at such location where PlanetRx maintains its books and records and during reasonable business hours. In connection with any such audit, PlanetRx shall provide ESI and its accountants with access to the applicable books and records and shall otherwise cooperate with such audit in a reasonable manner. All audits shall be at the expense of ESI; provided, however, that if any annual audit reveals an underpayment by
     --------  -------
PlanetRx of 5% or more, such audit shall be at the expense of PlanetRx. In the event any annual audit reveals a shortfall in PlanetRx's annual payment obligations under either Section 9.1 or Section 8.2, PlanetRx shall immediately make payments to ESI in order to cover such shortfall.

     9.3 Any Payment obligations of PlanetRx pursuant to Sections 6.2 and the base fee as set forth on Exhibit A shall be due and payable on a quarterly
                         ---------
basis, in equal quarterly installments, within five (5) days of the end of such quarter. Any Payment obligations of PlanetRx pursuant to Sections 8.2 of this Agreement are due and payable on a quarterly basis within 30 days from the end of such quarter. Any Payment obligations of PlanetRx pursuant to Sections 9.1 relating to the incremental fee as set forth on Exhibit A of this Agreement are
                                                ---------
due and payable on a quarterly basis on the later of (i) 30 days from the end of such quarter or (ii) within 30 days from the date on which ESI provides PlanetRx with any necessary information to calculate any necessary payment due ESI pursuant to Sections 9.1 relating to the incremental fee as set forth on Exhibit A of this Agreement. All payments are payable by wire transfer in
---------
immediately available funds to an account designated by ESI. Any late payments shall bear interest at the lesser of (i) the prime rate of Citibank N.A. plus four percent (4%) per year, or (ii) the maximum amount allowed by law.

Section 10.  IP Rights Ownership; Member Data

     10.1  Ownership by ESI.  As between ESI and PlanetRx, ESI shall own all ESI
           ----------------
IP Rights.

     10.2  Ownership by PlanetRx.  As between ESI and PlanetRx, PlanetRx shall
           ------------------------
own all PlanetRx IP Rights.

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

     10.3  Population of Web Sites.  Subject to legal restrictions and to
           -----------------------
receiving consent from ESI Members and/or ESI Plan Sponsors, and any other required consents, the parties will (i) share email addresses, benefit design and drug profile information for ESI Members to populate the ESI Member profiles on the parties' respective sites and (ii) systematically and promptly provide updates to each other's shared customer profiles to reflect any new information acquired with respect to any such profiles in each case to enhance the ESI Member's experience in the ordering of products or providing of services by PlanetRx. PlanetRx's privacy policy with respect to ESI Members (identifiable as such by PlantetRx) shall be at least as restrictive as the privacy policy ESI has with respect to the ESI Members.

     10.4  Ownership of Data.  ESI and PlanetRx will, as between one and the
           -----------------
other, own customer data as follows: All records and other data relating to ESI Members including, but not limited to, their names, identification numbers, addresses, drug profiles and prescribers, that are received by ESI or PlanetRx from a Third Party (including the customer) shall remain the property of the receiving party. Claim adjudication data sent by PlanetRx to ESI for purposes of having ESI process a claim for payment shall be the joint property of the parties.

     10.5  Restrictions.  Notwithstanding the foregoing, however, without the
           ------------
prior written consent of ESI, PlanetRx will not (i) disclose member information obtained from ESI under Section 10.3 to a Third Party, and any use of the same shall be subject to applicable laws and the then current privacy policy of ESI and (ii) identify in any way ESI Member Data as data obtained from or in any way relating to ESI Members. Notwithstanding the foregoing, however, without the prior written consent of PlanetRx, ESI will not (x) disclose member information obtained from PlanetRx under Section 10.3 to any Third Party, and any use of the same shall be subject to applicable laws and the then current privacy policy of PlanetRx and (y) identify in any way that the data obtained under section 10.3 as data obtained from or in any way relating to PlanetRx. Nothing contained herein shall be interpreted to restrict a party from maintaining records required by state or federal law or regulation.

     10.6  PlanetRx Restriction.  PlanetRx shall neither transfer nor disclose,
           --------------------
or allow any Third Party access to, any ESI Member specific information (identifiable as such by PlanetRx) (other than a transfer, disclosure or grant of access customarily occurring between a pharmacist and a Third Party, such as the prescriber, with respect to the dispensing of Pharmaceutical Products or those reasonably necessary to fulfill a customer's order) or ESI Plan Sponsor specific information to Third Parties without ESI's prior written approval and any such disclosure shall be in strict accordance with PlanetRx's published privacy policy and shall comply with all state and federal laws relating to such disclosure.

Section 11.  Technical and Advertising Communications

     11.1  Advertising and Promotions.  The parties will: (i) each appoint a
           --------------------------
liaison to oversee and address issues and disputes regarding ongoing advertising activities; and (ii) each appoint one senior marketing representative, that will meet on at least a calendar quarterly basis to discuss opportunities and establish advertising goals of the parties for the next calendar quarter, establish general long term marketing strategies. Any advertising-related dispute not resolved by the liaisons shall be subject to the dispute resolution procedures set forth in Section 16.

     11.2  Oversight.  Each party will appoint a senior executive officer to
           ---------
oversee and have overall responsibility for the administration of this Agreement and the parties' business relationship contemplated by this Agreement and the Provider Agreement. Such senior executive officers will meet, either in person or by telephone conference, at least once each calendar quarter.

Section 12.  Representations and Warranties

     12.1  Representations and Warranties of PlanetRx.  PlanetRx hereby
           -------------------------------------------
represents and warrants to ESI:

     (a)  Authorization. All corporate action on the part of PlanetRx, its
          -------------
officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement by and between PlanetRx and ESI, and the performance of all obligations of PlanetRx hereunder has been taken, and this Agreement, when executed and delivered by PlanetRx, will constitute valid and legally binding obligations of PlanetRx, enforceable against PlanetRx in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     (b)  Intellectual Property. To its knowledge, PlanetRx owns or possesses
          ---------------------
sufficient legal rights to all IP Rights necessary for its business as now conducted without any conflict with, or infringement of, the rights of others. To its knowledge, PlanetRx technology or Trademarks do not violate any of the IP Rights of any Third Party.

     (c)  Compliance with Other Instruments. The execution, delivery and
          ---------------------------------
performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of PlanetRx's or any of its subsidiaries' charter or bylaws or any instrument, judgment, order, writ, decree or contract to which PlanetRx or any of its subsidiaries is a party or by which PlanetRx or any of its subsidiaries is bound, or any provision of any federal or state statute, rule or regulation applicable to PlanetRx or any of its subsidiaries, the effect of which would have a material adverse effect on the ability of PlanetRx or any of its subsidiaries to perform its obligations under this Agreement or result in the creation of any lien, charge or encumbrance upon any assets of PlanetRx or any of its subsidiaries.

     (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, PLANETRX MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR

IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

     12.2  Representations and Warranties of ESI.  ESI hereby represents and
           -------------------------------------
warrants to PlanetRx:

     (a)  Authorization. All corporate action on the part of ESI, its officers,
          -------------
directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of ESI hereunder has been taken, and this Agreement, when executed and delivered by ESI, will constitute valid and legally binding obligations of ESI, enforceable against ESI in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     (b)  Intellectual Property. To its knowledge, ESI owns or possesses
          ---------------------
sufficient legal rights to all IP Rights necessary for its business as now conducted without any conflict with, or infringement of, the rights of others. To its knowledge, ESI's technology or Trademarks do not violate any of the IP Rights of any Third Party.

     (c)  Compliance with Other Instruments. The execution, delivery and
          ---------------------------------
performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of ESI's or any of its subsidiaries' charter or bylaws or any instrument, judgment, order, writ, decree or contract to which ESI or any of its subsidiaries is a party or by which ESI or any of its subsidiaries is bound, or any provision of any federal or state statute, rule or regulation applicable to ESI or any of its subsidiaries, the effect of which would have a material adverse effect on the ability of ESI or any of its subsidiaries to perform its obligations under this Agreement or result in the creation of any lien, charge or encumbrance upon any assets of ESI or any of its subsidiaries.

     (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, ESI MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 13.  Indemnification

     13.1  Indemnification.  Subject to section 13.2, ESI and PlanetRx each
     ----  ---------------
shall indemnify and hold harmless the other and its divisions, its Affiliates and its officers, directors, employees, representatives and agents (the "Indemnified Parties") from and against (i) any and all liabilities, suits, costs, judgments, penalties, expenses, obligations, losses and damages arising from or related to claims or actions made by a Third Party, including any obligation or liability which may be imposed upon any of the Indemnified Parties as a matter of law, and constituting, or in any way based upon, resulting from or arising out of any breach or alleged breach by ESI or PlanetRx, as applicable, of any representation, warranty, agreement or covenant made by such party in this Agreement, and (ii) any cost or expense (including legal fees and out-of-pocket expenses) reasonably incurred by any of the Indemnified Parties (and their counsel) in investigating, preparing for, defending against or otherwise taking any action in connection with any of the foregoing (collectively "Damages"). A party's Damages shall be calculated net of any tax benefit such party would be entitled to in respect of such Damages.

     13.2  Procedure.  If any claim, demand, assessment or liability or cost
     ----  ---------
incidental thereto (collectively, an "Indemnified Claim"), is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the other party (the "Indemnifying Party") pursuant to Section 13.1, such Indemnified Party will promptly notify the Indemnifying Party in writing. No failure of an Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Such Indemnified Party will accord the Indemnifying Party the opportunity to assume entire control for the defense, compromise or settlement of any such Indemnified Claim through its own counsel and at its own expense; provided that no such compromise or settlement shall include any non-monetary terms and conditions applicable to such Indemnified Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnified Party may retain its own counsel at its own expense (the Indemnifying Party shall only be liable for the reasonable cost of one such counsel for all Indemnified Parties) if (i) the Indemnifying Party, within thirty (30) days after notice of any Indemnified Claim, fails to assume the defense of such Indemnified Claim or (ii) the representation of both the Indemnifying Party and the Indemnified Party would, in the reasonable judgment of the parties, be inappropriate due to actual or potential conflicting interests between them. If the Indemnifying Party does not assume entire control of the defense, compromise or settlement of such Indemnified Claim, the Indemnified Party may compromise or settle any such Indemnified Claim. PlanetRx and ESI each agrees to reasonably cooperate with respect to the defense of any Indemnified Claim, at the indemnifying party's expense.

Section 14.  Infringement Claims

     14.1  Legal Action for Infringement of IP Rights.
           ------------------------------------------

     14.1.1 ESI reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the ESI IP Rights by any Third Party. ESI may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the ESI IP Rights, in its sole discretion, but shall not have any obligation to do so.

     14.1.2 PlanetRx reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the PlanetRx IP Rights by any Third Party. PlanetRx may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the PlanetRx IP Rights, in its sole discretion, but shall not have any obligation to do so.

     14.1.3 No party shall have the right to commence or prosecute any legal action with regard to the IP Rights of the other party, without such other party's prior written consent in such other party's sole discretion.

     14.1.4 If either party becomes the subject of a claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any IP Rights of a Third Party as a result of its use of the other party's IP Rights pursuant to this Agreement, then the party owning such IP Rights shall upon the request of such other party defend and indemnify the requesting party from and against such Third Party claim, action or proceeding ("IP Claim") and shall pay any and all damages, liabilities, costs and attorneys fees awarded against a party arising out of such IP Claim; provided, that: the party owning such IP Rights has sole control
               --------
over the defense or settlement of such IP Claim, the requesting party shall provide the party owning such IP Rights prompt notice of the IP Claim, and such assistance in defense of the claim, action or proceeding as the owning party may reasonably request and shall comply with any settlement or court order made in connection with the claim, action or proceeding (e.g., relating to the future use of any infringing IP Rights). In any case, the requesting party shall be entitled to participate in the defense of any such claim, action or proceeding, at its own cost, with counsel of its choice.

     14.1.5 In the event either party should have a claim against the other party for infringement, unfair competition, unauthorized use, misappropriation or violation of any of its IP Rights as a result of the use of its IP Rights by the other party pursuant to this Agreement, the parties shall resort to the dispute resolution provisions set forth in Section 16.

Section 15.  Additional Obligations of the Parties

     15.1  Nondisclosure.
           -------------

     15.1.1 A party (the "Receiving party") receiving any Confidential Information of the other party (the "Disclosing party") will exercise a reasonable degree of care, but in no event less than the same degree of care that it uses to protect its own confidential information of a like nature, to keep confidential and not disclose such Confidential Information and not to use such Confidential Information except as authorized by this Agreement. Without limiting the generality of the foregoing, the Receiving Party shall disclose the Confidential Information of the other party only to those of its employees and contractors (a) who have a need to know the Confidential Information in order to exercise its license to such Confidential Information, and (b) who are contractually bound to terms and conditions protecting against the unauthorized disclosure or use of Confidential Information.

     15.1.2 The obligations set forth in Section 15.1.1 above shall not apply to any Confidential Information to the extent it: (a) is approved by prior written authorization of the Disclosing party for release by the Receiving party; (b) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, in which event the Receiving party shall give prior written notice to the Disclosing party of such disclosure as soon as practicable and shall cooperate with the Disclosing party in using all reasonable efforts to obtain an appropriate protective order or equivalent, provided that the information shall continue to be Confidential Information to the extent it is covered by such protective order or equivalent; (c) becomes generally available to the public through any means other than a breach by the Receiving party of its obligations under this Agreement; (d) was in the possession of the Receiving party without obligation of confidentiality prior to receipt or disclosure under this Agreement as evidenced by written records made prior to such receipt or disclosure; (e) is developed independently by the Receiving party without the use of or benefit from any of the Confidential Information of the other party or without breach of this Agreement, as evidenced by records of the Receiving party; or (f) is required to be disclosed by any national securities exchange, by government rule or regulation (e.g., in connection with a securities filing) or by any other provisions of applicable law, provided that the Receiving party gives the Disclosing party advance
     --------
written notice (to the extent practicable) of the disclosure and cooperates with the Disclosing party in any reasonable attempt to limit the scope of the required disclosure. In any dispute over whether information is Confidential Information under this Agreement, it will be the burden of the Receiving party to show that such contested information falls within the exceptions set forth in this Section 15.1.2.

     15.2  No Contest of ESI IP Rights.  PlanetRx shall not contest or otherwise
           ---------------------------
challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any ESI IP Rights; provided that the foregoing shall not preclude PlanetRx from claiming that the IP Rights in question are PlanetRx IP Rights.

     15.3  No Contest of PlanetRx IP Rights.  ESI shall not contest or otherwise
           --------------------------------
challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any PlanetRx IP Rights; provided that the foregoing shall not preclude ESI from claiming that the IP Rights in question are ESI IP Rights.

Section 16.  Resolution of Disputes

     16.1  General.  If any dispute arises between the parties relating to this
           -------
Agreement, each party will follow the dispute resolution procedures set forth in this Section 16 prior to initiating any litigation or pursuing other available remedies unless otherwise agreed in writing by the parties at the time the dispute arises. Notwithstanding the foregoing, any party may commence litigation without having first complied with the provisions of this Section 16 if such commencement occurs within thirty (30) days prior to the date after which the commencement of litigation would be barred by any statute of limitations, statute of repose or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the parties will (except as may be prohibited by judicial order) nevertheless continue thereafter to follow the procedures set forth in this Section 16.

     16.2  Initiation of Procedures.  If a party seeks to initiate the
           ------------------------
procedures under this Section 16, such party will give written notice thereof to the other party. Such notice will (i) state that it is a notice initiating the procedures under this section, (ii) describe briefly the nature of the dispute and the initiating party's claim or position in connection with the dispute, and
(iii) identify an individual with authority to settle the dispute on such party's behalf. Within ten (10) days after receipt of any notice under this
Section 16.2, the receiving party will give the initiating party written notice that describes briefly the receiving party's claims and positions in connection with the dispute and identifies an individual with the authority to settle the dispute on behalf of the receiving party.

     16.3  Pre-Litigation Discussion.  The parties will cause the individuals
           -------------------------
identified in their respective notices under Section 16.2 above to promptly make such investigation of the dispute as such individuals deem appropriate. Promptly and in no event later than ten (10) days after the date of the initiating party's notice under Section 16.2, such individuals will commence discussions concerning resolution of the dispute. If the dispute has not been resolved within 30 days after commencement of such discussions, then any party may request that the other party make its president available to discuss resolution of such dispute. Each party will cause its president to meet together with the other party's president to discuss such dispute at a mutually agreed upon time within 15 days after a party makes such request. If the dispute has not been resolved within 15 days after the presidents of the parties have first met, then any party may request that the other party make an independent director available to discuss resolution of such dispute. "Independent Director" means any director that is neither an employee of, nor an outside provider of services to, a party. Each party will cause its Independent Director to meet together with the other party's Independent Director to discuss such dispute at a mutually agreed upon time within ten (10) days after a party makes such request. If the Independent Directors do not resolve the dispute within five (5) days of their first meeting, the parties shall submit the dispute for non-binding mediation to a mutually agreed upon mediator or mediation firm. The parties will use their best efforts to cause the mediator to resolve the dispute within 15 days of its submission thereto. If the mediator is unable to resolve the dispute within such time period, any party may submit the dispute to litigation. The parties shall each pay one-half of the costs and expenses of such mediation, and each shall separately pay its respective counsel fees and expenses.

     16.4  Waiver of Right to Jury Trial.  THE PARTIES HEREBY WAIVE THEIR
           -----------------------------
RESPECTIVE RIGHTS TO A TRIAL BY JURY IN THE EVENT THAT ANY DISPUTE PURSUANT TO THIS AGREEMENT SHALL BE SUBMITTED TO LITIGATION.

Section 17.  Termination; Extension

     17.1  The following shall be Events of Default under this Agreement:

          (a) ESI is in material breach of any of its material obligations under this Agreement or the Equity Transaction agreements (including any material breach or inaccuracy of its representations or warranties that has a material adverse effect on the ability of ESI to perform its obligations under this Agreement or the Equity Transaction agreements), which breach ESI does not cure within sixty (60) days after PlanetRx gives ESI written notice thereof;

          (b) PlanetRx is in material breach by of any of its material obligations under this Agreement or the Equity Transaction agreements (including any material breach or inaccuracy of its representations or warranties that has a material adverse effect on the ability of PlanetRx to perform its obligations under this Agreement or the Equity Transaction agreements), which breach PlanetRx does not cure within sixty (60) days after ESI gives PlanetRx written notice thereof;

          (c) PlanetRx engages in prescribing medicine or referring consumers to physicians or other medical or dental professionals to obtain prescriptions for Pharmaceutical Products;

          (d) PlanetRx fails to pay any payment due hereunder to ESI when due, and such failure is not cured within five (5) business days after the receipt of the notice of such failure; or

          (e) PlanetRx fails to maintain its privacy structure in accordance with state and federal regulatory requirements and industry standards, as may be reflected in certification standards of organizations such as Trust e, BBB, VIPPS, the NABP or similar organizations and at a level comparable to that maintained by other Internet Pharmacies.

     17.2  Termination
     ----  ------------

     17.2.1 If an Event of Default occurs under Section 17.1(a) and such default is not cured within the prescribed notice period, PlanetRx may immediately terminate this Agreement.

     17.2.2 If an Event of Default occurs under Section 17.1(b) and such default is not cured within the prescribed notice period, ESI may immediately terminate this Agreement.

     17.2.3 If an Event of Default occurs under Section 17.1(c), (d) or (e), ESI shall have the option to (along with any other rights it may have under this Agreement, law or in equity): (i) immediately terminate this Agreement or (ii) terminate only those provisions of this Agreement which require ESI to name PlanetRx as the exclusive Internet Pharmacy in the ESI Network and suspend any co-branding and co-marketing efforts pursuant to this Agreement, until such Event of Default is cured.

     17.2.4 If either party (i) ceases to do business, or otherwise terminates its business operation or (ii) is declared insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, the other party may immediately terminate this Agreement.

     17.2.5  In the event that the PlanetRx IPO is not consummated within four
(4) months from the date of this Agreement, ESI shall have the option to terminate this Agreement. Upon such termination, this Agreement shall become void and of no further effect.

     17.2.6 If there is no early termination pursuant to an Event of Default, this Agreement will terminate upon the expiration of the Term.

     17.3  Remedies and Liabilities for Events of Default.
     ----  ----------------------------------------------

     17.3.1  Upon the first instance that an Event of Default occurs under
Section 17.1(d) which is not cured within the specified cure period, ESI shall be entitled to irrevocable, worldwide, royalty free, fully paid up license to any PlanetRx IP Rights relating to the PlanetRx Site, such that ESI may use or modify any such IP Rights for its own purposes.

     17.3.2 If the first Event of Default remains uncured and a subsequent Event of Default occurs under Section 17.1(d), or if the initial Event of Default is cured but two or more Events of Default occur within a twelve month period, ESI shall have additional shares issued to it having a value equal to two times the amount of all the defaulted payments, and also be entitled to additional Board representation such that it shall control a majority of the Board of PlanetRx.

     17.4  Survival
     ----  --------

     Sections 3.5, 10.1, 10.2, 10.4, 10.5, 10.6, 13, 14, 15, 16, 17.3, 17.4 and
18 shall survive termination of this Agreement.

     17.5  Extension.  ESI shall have the option to extend this Agreement by an
     ----  ---------
additional five year term provided that during the 12 months immediately preceding the notice of extension PlanetRx realized not less than $250 million in gross revenue attributable to purchases of goods or services by ESI Members. If such ESI Member revenue for such period is greater than $500 million, this Agreement (as amended from time to time prior to such extension) shall be extended on the same terms and conditions. If such ESI Member revenue for such period is from $250 million to $500 million, this Agreement (as amended from time to time prior to such extension) shall be extended on the same terms and conditions except that base fee set forth on Exhibit A hereto
                                                                ---------
shall be $5,825,000. Notwithstanding the preceding sentence, if in any calendar year during the extension period, PlanetRx realizes more than $500 million in gross revenue attributable to purchases of goods or services by ESI Members, the base fee for such year and each year thereafter shall be $11,650,000. ESI shall provide PlanetRx with written notice not later than one-hundred and twenty (120) days prior to the expiration of the Term that it wishes to extend the Term of this Agreement in accordance with this section 17.5. PlanetRx covenants and agrees that it will not voluntarily change its accounting and revenue recognition policies in such a manner as to disadvantage ESI in achieving the revenue levels described herein.

Section 18.  Miscellaneous

     18.1  Relationship.  The parties are independent contractors under this
           ------------
Agreement. Each party acknowledges and agrees that it is not and will not be during the Term an employee or an agent of the other party. Nothing in this Agreement will be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, franchise or business entity of any kind.

     18.2  Assignment; Sale of Assets or Capital Stock.  This Agreement shall be
           -------------------------------------------
binding upon and inure to the benefit of the parties hereto, and the legal representatives, successors in interest and permitted assigns, respectively, of each such party. This Agreement shall not be assigned in whole or in part by any party without the prior written consent of the other party, such consent not to be unreasonably withheld, except to an entity that acquires all or substantially all of the business or assets of such party.

     18.3  Change in Existing Law.  In the event that there is a change in law
           ----------------------
or regulation, a change in interpretation of existing law or regulation, or new enforcement of existing law or regulation such that any provision of this Agreement shall be deemed illegal, invalid or unenforceable, or impractical, the parties shall in good faith renegotiate such affected terms so as to put the parties in as close to the same economic position as they would have been in had the affected provisions not been deemed illegal, invalid or unenforceable.

     18.4  Notices.  All notices, requests, demands, applications, services of
           -------
process, and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties to this Agreement at the following addresses:

     If to ESI:  Express Scripts, Inc.
                 13900 Riverport Drive
                 Maryland Heights, Missouri  63403
                 Attention: President
                 Fax:  314-770-1581

     With a copy to:  Express Scripts, Inc.
                      13900 Riverport Drive
                      Maryland Heights, Missouri  63403
                      Attention: General Counsel
                      Fax:  314-702-7120

     If to PlanetRx:  PlanetRx, Inc.
                      349 Oyster Point Blvd., Suite 201
                      South San Francisco, California, 94080
                      Attention:  Legal
                      Fax:  650-616-1505

or to such other address as the party shall have furnished to the other party by notice given in accordance with this Section 18.4. Such notice shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, or (iii) if mailed, upon the date of first attempted delivery.

     18.5  Waiver.  No provision of this Agreement shall be deemed to be waived
           ------
and no breach excused unless such waiver or consent shall be in writing and signed by the party that is claimed to have waived or consented. The failure of a party at any time, or from time to time, to require performance by the other party of any provision hereof shall in no way affect the rights of such party thereafter to enforce the same nor shall the waiver by a party of any breach of any provision hereof by the other party constitute a waiver of any succeeding breach of such provision, or a waiver of any provision itself, or a waiver of any other provisions hereof.

     18.6  Severability.  This Agreement will be enforced to the fullest extent
           ------------
permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then: (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will be void to the extent it is held to be invalid or unenforceable; (c) such provision will remain in effect to the extent that it is not invalid or unenforceable; and (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the parties.

     18.7  Remedies.  Except as otherwise expressly provided in this Agreement,
           --------
each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law and in equity, will be cumulative, and the exercise of one right or remedy will not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

     18.8  Injunctive Relief.  The parties acknowledge that a material breach of
           -----------------
sections 2.1(a), 2.2(a), 3.1-3.5, 5, 10 and 15 this Agreement would cause irreparable harm, the extent of which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which the non-breaching party may be entitled, such party will be entitled to obtain immediate injunctive relief in the event of a material breach of this Agreement.

     18.9  Governing Law.  This Agreement will be governed by and construed
           -------------
according to the laws of the State of Delaware without regard to its choice of law provisions. The parties consent to the jurisdiction of such courts and waive any right to assert that any such court constitutes an inconvenient or improper forum.

     18.10  Publicity.  Neither party shall, without the approval of the other,
            ---------
make any press release or other public announcement concerning the transactions contemplated by the Agreements, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association or governmental entity, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the parties hereby acknowledge and agree that
--------  -------
communications among employees of the parties and their attorneys, representatives and agents necessary to consummate the transactions contemplated hereby shall not be deemed a public announcement for purposes of this Section
18.10. Upon the execution and delivery of this Agreement, the parties hereto will cooperate in respect of the immediate issuance of a mutually acceptable press release relating to the transactions contemplated by the Agreements.

     18.11  Entire Agreement.  All Exhibits and Schedules to this Agreement are
            ----------------
incorporated in and constitute a part of this Agreement. This Agreement, including the Exhibits and Schedules hereto, each as amended from time to time, constitute the entire understanding between the parties in relation to the subject matter hereof and supersede all prior discussions, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a party. Unless otherwise provided in this Agreement, no modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of all parties.

     18.12  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     18.13  Titles and Subtitles.  The titles and subtitles used in this
            --------------------
Agreement and in the Exhibits and Schedules hereto are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     18.14  Force Majeure.  Neither party shall be responsible for a failure to
            -------------
meet its obligations under this Agreement to the extent caused by the following:
(i) materially inaccurate data submitted by the other party; (ii) any failure of equipment, facilities or services not controlled or supplied by such party; or
(iii) failure(s) caused by acts of God, acts of nature, riots and other major civil disturbances, strike by such party's personnel, sabotage, injunctions or applicable laws or regulations, in each case without breach by such party of any obligations under this Agreement with regard to either such event or such failure. ESI or PlanetRx, as applicable, agrees to use its commercially reasonable efforts to restore performance of its obligations under this Agreement as soon as reasonably practicable following any such event.

     18.15  Effective Time.  This Agreement shall only become effective (the
            --------------
"Effective Time") upon (i) the consummation of the PlanetRx IPO and the Equity Transaction; (ii) the execution of the Provider Agreement as set forth in Exhibit B hereto and (iii) the assumption of all of the obligations pursuant to
---------
this Agreement by the entity into which PlanetRx merges pursuant to the Equity Transaction and any entity that Controls or is Controlled by such new entity.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have duly entered into this Agreement as of the date first written above.

ESI:                                             PlanetRx:
EXPRESS SCRIPTS, INC.                            PLANETRX.COM, INC.
By: _______________________________              By: _______________________________
Name: _______________________________            Name: _______________________________
Title: _______________________________           Title: ______________________________

                                   EXHIBIT A

                        Operating Fee to be Paid to ESI

A.  Base Fee.
    --------

    PlanetRx shall pay ESI a base fee of $11,650,000/year, payable in equal quarterly installments.

B.  Incremental Fee
    ---------------

     In addition to the Base Fee, PlanetRx shall pay ESI an incremental fee each quarter calculated on an annualized basis based upon the scale set forth below. The applicable level on the scale shall be determined by calculating the actual number of ESI Members (identifiable as such by PlanetRx) making any type of purchase on the PlanetRx Site during the quarter (if an ESI Member (identifiable as such by PlanetRx) makes a purchase in quarter 1 and another purchase in any subsequent quarter within that year, the ESI Member (identifiable as such by PlanetRx) is not counted again during such subsequent quarter; however, if the ESI Member (identifiable as such by PlanetRx) makes another purchase in the next year of this Agreement, the ESI Member (identifiable as such by PlanetRx) is counted for the next year; a "year" shall be measured as each successive period of four (4) calendar quarters commencing with the calendar quarter during which the Effective Time occurs), then annualizing the number to determine the applicable level on the scale. The first quarter of the Agreement and last quarter of the Agreement may not encompass a full calendar quarter, therefore membership counts for such periods shall be multiplied by a fraction the numerator of which shall be 90 and the denominator of which shall be the actual number of days this Agreement was in effect during the calendar quarter. The product of such equation will then be annualized in the same manner as all other quarterly periods (i.e. multiplied by four (4)). All amounts in the "ESI Members Making Any Type of Purchase on the PlanetRx Site During the Year" and the "Additional Annual Operating Fee" columns are annual numbers. Each quarterly calculation shall be made on a cumulative basis for the year-to-date number of ESI Members (identifiable as such by PlanetRx) making purchases on the PlanetRx Site for each year of the Agreement such that each subsequent quarterly payment for a given year will "true up" or "reconcile" the prior payment. For example, assume that during quarter 1 of Year 1 [+] ESI Members (identifiable as such by PlanetRx) make purchases on the PlanetRx Site. Annualizing the [+] yields [+]/year, so the Operating Fee level is [+]/year, or [+] for the quarter. Then assume that in quarter 2 of Year 1 [+] ESI Members (identifiable as such by PlanetRx) make purchases on the PlanetRx Site. The [+] is added to the [+] from the 1st quarter, yielding an annualized calculation of [+]/year, resulting in a Operating Fee level of [+]/year, or [+] for the six months. The payment for the second quarter would then be [+] minus [+] paid for the first quarter, or [+].


[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

        ------------------------------------------------------------
            Number of ESI Members                Additional
         Making Any Type of Purchase         Annual Operating Fee
            (i.e. Prescription or           (To Be Paid Quarterly)
               Non-Prescription)
         on the PlanetRx Site During
                   Year
        ------------------------------------------------------------
                   [+]                                [+]
        ------------------------------------------------------------
                   [+]                                [+]
        ------------------------------------------------------------
                   [+]                                [+]
        ------------------------------------------------------------
                   [+]                                [+]
        ------------------------------------------------------------
                   [+]                                [+]
        ------------------------------------------------------------
                   [+]                           [+] + [+] per
                                            member in excess of [+]
        ------------------------------------------------------------

If the number of ESI Members (identifiable as such by PlanetRx) making purchases on the PlanetRx Site falls for a quarter such that a credit would be due to PlanetRx, the credit shall be carried forward and applied to reduce future payments. For example, assume that during quarter 1 of Year 1 [+] ESI Members (identifiable as such by PlanetRx) make purchases on the PlanetRx Site. Annualizing the [+] yields [+]/year, so the fee level is [+]/year, or [+] for the quarter. Then assume that in quarter 2 of Year 1 only [+] ESI Members (identifiable as such by PlanetRx) make purchases on the PlanetRx Site. The [+] is added to the [+] from the 1st quarter, yielding an annualized calculation of [+]/year, resulting in a Operation Fee level of [+]/year or [+] for the six months. A credit would be due for the second quarter equal to the difference between [+] due for the first six months and the [+] paid for the first quarter, or [+].

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

                                   EXHIBIT B

                               Provider Agreement

                                   EXHIBIT B
                            TO AGREEMENT DATED AS OF
                                AUGUST 31, 1999,
                         BETWEEN EXPRESS SCRIPTS, INC.
                             AND PLANETRX.COM, INC.

                               INTERNET PHARMACY
                               PROVIDER AGREEMENT
                               ------------------

     THIS INTERNET PHARMACY PROVIDER AGREEMENT ("Agreement") is effective as of this ___________________ day of ______________________________________ , 1999
(the "Effective Date"), by and between Express Scripts, Inc., a Delaware corporation ("ESI"), and PlanetRx.com, Inc. a Delaware corporation ("Provider").

                                    RECITALS

     A. ESI provides and manages prescription drug programs for its clients, which programs include claims administration, mail service dispensing and other pharmacy benefit management services.

     B. Provider, a Web-based pharmacy, wishes to provide Internet Pharmacy services to eligible members of certain prescription drug programs by participating in one or more of ESI's pharmacy networks, all in accordance with and subject to the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

1.   DEFINITIONS   For purposes of this Agreement, the following capitalized
     -----------
     terms shall have the meanings set forth below:

     "Average Wholesale Price" or "AWP" means the average wholesale price of a prescription drug based upon the most current information provided to ESI by drug pricing services such as First Databank, Redbook or other source generally recognized in the retail prescription drug industry selected by ESI.

     "Benefit Plan" means a health care plan pursuant to which prescription drug benefits are available to Members.

     "Copayment" means that portion of the total charge for each prescription drug that a Member is required to pay to Provider in accordance with that Member's Prescription Drug Program and the provisions of Section 2.A hereof, whether designated as a "copayment" or "deductible" under the applicable Prescription Drug Program.

     "Covered Medications" means those prescription drugs, supplies and other items prescribed by an authorized, licensed medical practitioner that are covered by a Benefit Plan.

     "DAW Code" means the "dispense as written" codes as developed by the NCPDP, as may be revised from time to time.

     "Formulary" means a list of preferred drugs developed by ESI or a Sponsor and revised periodically, which drugs physicians are encouraged to prescribe and pharmacists are encouraged to dispense, consistent with their professional judgment and applicable medical and pharmaceutical laws and procedures, and which Members are encouraged to use. ESI will send Formulary information to the Provider on-line at time of claim adjudication, or in such other manner as ESI deems appropriate.

     "Internet Pharmacy" means a pharmacy which does not have a physical location for patrons to visit for retail sales but that receives orders from customers only through the Internet, but does not include the Internet division or operations of pharmacy chains and other retail merchants (such as supermarket chains and discount stores) that dispense prescription drugs and who, as an adjunct to their traditional pharmacy operations also accept prescription orders via the Internet and mail or deliver the Pharmaceutical Products to their customers.

     "MAC" means the maximum allowable cost that ESI will pay Provider for generic drugs and multi-source brand drugs where a generic drug is available (except in cases where the prescriber or Member insist upon receiving the multi-source brand drug. MAC is determined by ESI, in its sole discretion, based on industry wholesale trends and related current pricing data for generic drugs.

     "Internet" means the Internet or the World Wide Web (or any successor or other online network including those using delivery over television, cable, set top boxes, intranets, extranets and personal digital assistants).

     "Member" means a subscriber and his or her eligible dependents to whom benefits are available pursuant to a Prescription Drug Program.

     "NCPDP" means the National Council for Prescription Drug Programs, or any successor organization.

     "Operating Agreement" means the Operating Agreement entered into by Provider and ESI, dated as of August 31, 1999, which agreement provides for certain operations and co-marketing arrangements.

     "Prescription Drug Program" means prescription drug program services provided to a Sponsor pursuant to an agreement with ESI, including any Formulary.

     "Provider Manual" is a written description of ESI's generally applicable practices, policies, rules and procedures provided by ESI for pharmacies dispensing Covered Medications to Members, including such provisions as are specific to Internet

     Pharmacies. The Provider Manual may be revised from time to time by ESI in its sole discretion.

     "Sponsor" means any health maintenance organization (HMO), insurance company, employer or other organization having principal financial responsibility for payment of Covered Medications provided to Members under a Prescription Drug Program, or a person or entity (such as a third party administrator) contracting on behalf of such an entity, or a person or entity sponsoring a "cash and carry" or discounted card program.

     "Usual and Customary Retail Price" means the Provider's usual and customary retail price of a Covered Medication in a cash transaction (in the quantity dispensed) on the date that it is dispensed, including any discounts or special promotions offered on such date.

2.   PHARMACY SERVICES
     -----------------

     A. Provider shall provide Internet Pharmacy services to Members through its Internet Pharmacy website in connection with ESI's Prescription Drug Programs, and agrees to perform the following:

          1.   Verification of Eligibility. Verify on-line with ESI that the
               ---------------------------
               Member submitting the prescription request is eligible for benefits under the Prescription Drug Program. Provider shall require the Member provide a health plan identification number.

          2.   Dispensing.  Dispense Covered Medications to each Member (not to
               ----------
               exceed a one month's supply) in accordance with all applicable laws and regulations and the applicable Prescription Drug Program. Any prescription for a Member for a Covered Medication greater than one-month's supply shall be transferred to ESI for fulfillment unless otherwise mutually agreed to by the parties. The parties will develop procedures for the transfer of such prescription orders to ESI. Initially, however, Provider will create an order for each Member request for such a prescription; obtain approval from the credit card issuer for the amount of the Copayment; and remit the Copayment to ESI when received, net of the credit card issuer's fee.

          3.   Claims Processing.  Submit each and every prescription drug claim
               -----------------
               for a Member to ESI in a current and industry accepted NCPDP telecommunications format for processing and payment in accordance with the requirements set forth in the Provider Manual, which submission shall include, among other things, (a) the DAW Code, (b) the nationally determined unique provider identifier, when such identifier is readily available (or the DEA number) or such other identifier agreed to by ESI for the prescribing medical practitioner, and (c) the NDC number for the original package size from which the Covered Medication was dispensed.

               If a claim cannot be transmitted on-line, Provider will make reasonable attempts to retransmit the claim. In no event shall a claim be submitted later than 30 days after the prescription is filled. All messages and DUR information transmitted by ESI for paid or rejected claims will be displayed for the dispensing pharmacist at the time of claim processing. Provider will respond to on-line messages received from ESI.

          4.   Copayments.  Charge Members and collect the applicable Copayment
               -----------
               indicated on-line or if on-line processing is unavailable, then as outlined in the Provider Manual, subject to the provisions of
               Section 2.B. hereof regarding coupons. Copayments for Members may not be waived or discounted without ESI's consent, nor may Provider accept coupons issued by any person other than ESI in lieu of collecting the Copayment in cash (including charge or debit cards) for Members submitting prescriptions for Covered Medications. In no event (including but not limited to nonpayment by ESI or ESI's insolvency) shall Provider bill, charge, collect a deposit from, or seek any other fees, taxes or surcharges or any other compensation from any Member for any Covered Medications or services provided in connection herewith other than (i) the applicable Copayment (and in no event shall ESI be liable for any Copayment), and (ii) standard shipping charges, which shall not be less favorable than the charges to Provider customers that are not Members. This Section 2.A.4 shall survive termination of this Agreement, regardless of the cause of termination, and shall be construed for the benefit of Members.

          5.   Verification of Dispensing.  Maintain order detail and method of
               --------------------------
               shipment records (or other evidence specifically approved by ESI) for each Covered Medication dispensed to Members.

          6.   Consultation Services.  Provide reasonable consultation services
               ---------------------
               with regard to Covered Medications that the Member is taking. Reasonable consultation services shall include, at a minimum, such consultation as is required under applicable federal or state law or regulation.

     B.   Standards of Service.  Provider shall perform the services required of
          --------------------
          it under this Agreement with at least the same standard of care, skill and diligence that is customarily used by pharmacies, including VIPPS certified internet pharmacies, in the community and that Provider uses
          in serving other customers.   Provider shall not engage in prescribing
          prescription drugs or in referring Members to physicians or other medical or dental professionals for prescriptions for Covered Medications. Provider agrees that the administrative and billing practices applied and the prices charged for products and services that are not Covered Medications provided to Members shall be no less favorable than such practices applied or such prices charged to other customers. Provider shall not refuse to provide services required under a Benefit Plan or attempt to disenroll any Member.

          Further, Provider agrees to implement and maintain a tracking program for orders identified by Members as lost in the mail. Provider will comply with the Pharmacy Practice Standards promulgated from time to time by the Pharmaceutical Care Management Association (PCMA), whether or not Provider is a member of such association, or, if such association ceases to promulgate such standards, the comparable standards of any generally recognized successor organization that promulgates standards for mail and/or Internet pharmacies.

     C.   Compliance with Applicable Law; Permits and Licenses.  Provider shall
          ----------------------------------------------------
          be bound by and comply with the provisions of all applicable laws, rules and regulations of the state board of pharmacy and other governmental bodies having jurisdiction over Provider, including non-resident pharmacy requirements. Where required by a Sponsor that is a health maintenance organization, this Agreement shall be subject to the Federal Health Maintenance Organization Act, 42 U.S.C. 300 et. seq., or any successor statutes and the rules and regulations thereunder, and to the comparable laws and regulations of any applicable state, which laws, rules and regulations shall take precedence over this Agreement to the extent of any inconsistency. Provider shall maintain at all times all required federal, state and local licenses, non-resident pharmacy registrations and licenses, certificates and permits that are necessary to allow Provider to dispense Covered Medications to Members. Provider shall notify ESI in writing immediately in the event of any suspension, revocation, restriction or limitation on any such license, registration, certificate or permit.

     D.   Drug Utilization Review; Compliance with Formularies and Provider
          -----------------------------------------------------------------
          Manual.  Provider shall (1) cooperate with ESI's procedures for drug
          ------
          utilization review and generic substitution, as set forth from time to time in the Provider Manual; (2) comply with ESI's procedures for calling prescribers to facilitate generic substitution and Formulary compliance, and other programs established by a Sponsor; and (3) comply with the Provider Manual. Provider shall use commercially reasonable efforts to comply with the applicable Formulary when dispensing Covered Medications to Members. Without limiting the generality of the foregoing, in no event will Provider (i) attempt to switch a Member's prescription to a drug that is not a Formulary drug on the applicable Formulary, except for generic substitution opportunities or where required by medical necessity. Provider agrees that ESI's manufacturer agreements, therapeutic programs and formularies take precedence with the manufacturers over any such agreements or programs to which Provider is a party with respect to Covered Medications dispensed to Members. Provider will not implement any substitution program for Members of Prescription Drug Programs that is inconsistent with such Prescription Drug Program, including the applicable Formulary.

     E.   Hours of Service.   Provider shall operate and be available to Members
          ----------------
          on-line 24 hours a day, 7 days a week.

     F.   Member Communications.  All outbound communications from Provider to
          ---------------------
          ESI Members (identifiable as such by Provider) (other than those customarily occurring between a pharmacist and a patient with respect to the dispensing of Pharmaceutical Products or those reasonably necessary to fulfill a Member's order) shall require ESI's prior written approval, provided, however, that in the event that Provider shall request consent for a specific promotion, ESI shall provide a response to such request within one (1) business day.

3.   PROVIDER COMPENSATION
     ---------------------

     A.   Reimbursement Pricing -- 30-Day Prescriptions.  In addition to any
          ---------------------------------------------
          Copayments, Provider shall receive payments from ESI for pharmacy services described in Section 2 hereof, for prescriptions for medication for a 30-day supply of medication or less, in accordance with the payment schedule set forth in the applicable Exhibit A, or in
                                                                ---------
          any special pricing rider for a specific ESI network to which Provider may agree (less the applicable Copayments). Payments shall be based upon the prescription drug claims submitted to ESI pursuant to Section 2.A.3 hereof. The parties agree to negotiate in good faith adjustments to the transfer pricing/reimbursement fees for a particular network if, during the term, ESI recontracts one or more of its retail pharmacy networks (e.g., PerxCare, PerxSelect or any successors thereto), as necessary to maintain the positive rate differential between Provider and the retail network pharmacies.

     B.   Payment Schedule for Reimbursement Pricing.  ESI shall pay Provider
          ------------------------------------------
          for approved claims for pharmacy services prescribed in Section 2 hereof for prescriptions for medication for a 30-day supply of medication or less, on a twice monthly payment cycle; approved claims will be paid on average of thirty (30) days from date of acceptance. Rejected or disputed claims must be resubmitted within 30 days of the initial rejection. ESI may deny payment for any claim not submitted within these time periods. Further, Provider and ESI hereby agree that ESI may refuse to pay any claim not submitted in accordance with the provisions of this Section 3.A. and of Section 2.A.3 hereof. Except with respect to Copayments, Provider shall look solely to ESI for compensation for Covered Medications and other services provided to Members pursuant to this Agreement. ESI will not reverse any of its approvals for properly submitted claims with respect to which Provider has complied with the terms of this Agreement.

     C.   Fulfillment Pricing.  For prescriptions ordered by a Member through
          -------------------
          Provider but fulfilled/dispensed by ESI ("Fulfillment Claims"), Provider shall receive payments from ESI equal to ESI's drug ingredient cost upon ESI's collection of payment from the applicable Sponsor. Provider shall bear the risk of loss for the inability of ESI to collect from the Sponsor. If ESI is unable to collect from the Sponsor, ESI will assign its rights in such receivable to Provider. Provider will remit the Copayments on all Fulfillment Claims to ESI, net of any credit card issuer's fee on the transaction.

     D.   Payment Schedule for Fulfillment Pricing.  ESI shall pay Provider for
          ----------------------------------------
          Fulfillment Claims based on a schedule mutually agreeable to the parties.

     E.   Order Fees.  ESI shall pay Provider an order processing fee for
          ----------
          Fulfillment Claims of [+] per prescription, payable monthly.

     F.   Preferred Product Fees.  ESI shall pay Provider a preferred product
          ----------------------
          fee of [+] per prescription for each attempt to convert a prescription for a non-preferred product to a preferred product for prescriptions filled by Provider. The method of communication to the Member or the prescriber shall be at the discretion of Provider.

     G.   Remittance Advices.  Provider agrees that it is obligated to review
          ------------------
          remittance advices to verify their accuracy, and must notify ESI in writing within 45 days of receipt of each such remittance advice of any disputed information thereon. Upon proper notice to ESI and verification of amounts to be paid, if any, ESI shall only be responsible for remitting additional payments to a Provider in connection with the specific disputed remittance advice. If Provider does not notify ESI in the manner and time provided herein, ESI shall have no further responsibility with respect to such remittance.

     H.   Taxes:  Transmission Charges.  With respect to Covered Medications
          ----------------------------
          dispensed to Members by Provider, if permitted by the terms of its contract with the Sponsor, ESI will bill the Sponsor for any Federal, state, or local sales taxes payable with respect to any sales of Covered Medications to a Member, and will remit to Provider any such taxes collected from Sponsors. Provider shall remit any such sales taxes to the appropriate taxing authority. Provider shall be solely responsible for any other taxes or surcharges associated with its performance under this Agreement (but not for income taxes payable on ESI's income). For purposes of this section "sales tax" means any excise tax on Covered Medications now or hereafter in existence required to be collected or paid by a retail seller on consumer retail sales, whether designed as a sales tax, gross receipts tax, retail occupation tax, value added tax, or otherwise. Provider shall be solely responsible for expenses included in transmitting claims to ESI. If Provider transfers a prescription order to ESI for fulfillment, ESI shall be solely responsible for any applicable sales taxes and any other taxes or surcharges associated with fulfilling such prescription order (but not for income taxes payable on Provider's income).

4.   COMPENSATION TO ESI. For prescriptions ordered by a Member through Provider
     -------------------
     but fulfilled/dispensed by ESI because the quantity dispensed exceeded a 30 days supply, Provider shall reimburse ESI for its drug ingredient cost and remit the applicable Copayment to ESI. Provider shall be responsible for collecting the Copayment from the Member. Provider shall make such payments to ESI based on a schedule mutually agreeable to the parties.

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

5.   LIABILITY INSURANCE; INDEMNITY
     ------------------------------

     A. Provider shall obtain and maintain in full force and effect and throughout the term of this Agreement such policies of general liability, professional liability and other insurance of the types and amounts as are reasonably and customarily carried by pharmacies with respect to their operations. Provider shall obtain and maintain during the term of this Agreement, comprehensive general liability insurance coverage in the amount of at least $1,000,000 per occurrence, including pharmacist's professional liability insurance, for protection from claims for bodily injury and personal injury to Members from Provider's operation under this Agreement. By signing this Agreement, Provider represents that these insurance requirements are being met. Provider shall furnish not less than 30 days' prior written notice to ESI in the event of termination or material modification of any such policies of insurance which renders Provider non-compliant with the foregoing. Upon ESI's request, Provider shall provide ESI with evidence of such insurance coverage satisfactory to ESI. If the insurance purchased to satisfy the requirements of this
          Section is of the "claims made" variety, Provider shall purchase an extended period of indemnity so that ESI is protected from any and all claims brought against ESI for a period of not less than three years subsequent to the date of termination of this Agreement.

     B. With respect to any prescription orders filled by Provider, ESI shall not be liable or suffer loss for any claim, injury, demand, or judgment of any kind whatsoever arising out of the sale, compounding, dispensing, manufacturing, consultation or use of any prescription drug or any service provided by Provider pursuant to this Agreement. Regardless of the insurance coverage required herein above, Provider shall indemnify, defend and hold harmless ESI, its officers, directors and employees, against the full amount of any and all loss, expense, claim, or damage (including expert and professional fees and attorneys fees) arising out of or attributable to any of the foregoing.

     C. With respect to any prescription orders that are referred by Provider to ESI for fulfillment, Provider shall not be liable or suffer loss for any claim, injury, demand, or judgment of any kind whatsoever arising out of the sale, drug or any service provided by ESI in fulfilling such prescription order. ESI shall indemnify, defend and hold harmless Provider, its officers, directors and employees, against the full amount of any and all loss, expense, claim, or damage (including expert and professional fees and attorneys fees) arising out of or attributable to any of the foregoing as related to such prescriptions dispensed by ESI.

     D. If any claim, injury, demand, or judgment (collectively, an "Indemnified Claim"), is asserted against a person entitled to indemnification hereunder (an "Indemnified Party") in respect of which the Indemnified Party proposes to demand indemnification from the other party (the "Indemnifying Party") pursuant to Sections 4.B or 4.C above, such Indemnified Party will promptly notify the Indemnifying Party in writing. No failure of an Indemnified Party to so notify the

          Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Such Indemnified Party will accord the Indemnifying Party the opportunity to assume entire control for the defense, compromise or settlement of any such Indemnified Claim through its own counsel and at its own expense; provided that no such compromise or settlement shall include
                   --------
          any non-monetary terms and conditions applicable to such Indemnified Party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnified Party may retain its own counsel at its own expense (the Indemnifying Party shall only be liable for the reasonable cost of one such counsel for all Indemnified Parties) if
          (i) the Indemnifying Party, within fifteen (15) days after notice of any Indemnified Claim, fails to assume the defense of such Indemnified Claim or (ii) the representation of both the Indemnifying Party and the Indemnified Party would, in the reasonable judgment of the parties, be inappropriate due to actual or potential conflicting interests between them. If the Indemnifying Party does not assume entire control of the defense, compromise or settlement of such Indemnified Claim, the Indemnified Party may compromise or settle any such Indemnified Claim. Provider and ESI each agrees to reasonably cooperate with respect to the defense of any Indemnified Claim, at the Indemnifying Party's expense.

6.   RECORDS
     -------

     Provider shall maintain medical, financial and administrative records relating to Members and their prescriptions for Covered Medications in accordance with applicable law and as required for quality assurance and peer review programs for a minimum of 5 years from the date any such prescription is dispensed. The parties agree that such records shall be treated as confidential so as to comply with all applicable state and Federal laws regarding the confidentiality of patient records. Provider shall permit ESI or a third party authorized by ESI to inspect, review, audit and reproduce, during regular business hours and without charge, any business, financial and prescription records maintained by Provider pertaining to ESI, Members or this Agreement as ESI deems necessary to determine compliance with the terms of this Agreement.

7.   QUALITY ASSURANCE
     -----------------

     Provider shall cooperate and participate with ESI in any and all quality assurance procedures, peer review, credentialing process, audit systems and any complaint resolution procedures established by ESI or required by a Sponsor from time to time, and Provider shall abide by, comply with and carry out all determinations resulting from such processes or procedures.

8.   ADVERTISING, MARKETING AND RESERVATION OF RIGHTS
     ------------------------------------------------

     (A) During the term of the Operating Agreement dated August 31, 1999, between ESI and Provider, such agreement shall govern the parties' respective rights and obligations with respect to advertising and marketing. Thereafter, this section shall govern.

     (B) Subject to compliance with Provider's trademark quality control guidelines, ESI may use Provider's name, URL and description of services for purposes of advertising or marketing prescription drug programs in all media, including any website operated by ESI, subject to compliance with Provider's trademark quality control guidelines. ESI reserves the exclusive rights to, and control of, the use of the name "Express Scripts, "PERx" and all other names, symbols and service marks presently existing or hereinafter adopted by ESI. Provider shall not advertise or use any names, symbols or trademarks of ESI in any advertising or promotional materials or otherwise without the prior written consent of ESI. It is understood and agreed that any decal incorporating an ESI servicemark or logo is solely for on-line screen display by Provider in connection with its performance under this Agreement and that all such use and display shall terminate upon termination of the Agreement.

9.   TERM
     ----

     A. The term of this Agreement shall commence on the Effective Date and continue for ten (10) years, unless terminated as provided in this
          Section 9.

     B. Notwithstanding any provision to the contrary, the parties hereto agree that in the event either (i) Provider, on the one hand, or (ii) ESI, on the other, shall default in performance of any of their respective obligations under this Agreement and good faith efforts to cure such default have not begun within 10 days after the receipt of written notice thereof, the nondefaulting party shall have the right by further written notice to the defaulting party to terminate this Agreement effective as of any future designated date, not less than 30 days from the date of the termination notice.

     C. ESI shall have the right to automatically and immediately terminate this Agreement upon written notice in the event that (i) Provider ceases to be licensed by the appropriate licensing authorities, or is excluded as a sanction for misconduct from participation in any government health care programs, (ii) Provider submits a fraudulent prescription drug claim or any information in support thereof, knowing it to be fraudulent, (iii) Provider is declared insolvent, goes into receivership or bankruptcy or any other action is taken on behalf of its creditors, or (iv) the Operating Agreement is terminated due to Provider's breach of such agreement.

     D. Notwithstanding termination pursuant to Section 8.B.(i) above, for each Prescription Drug Program in effect as of the termination date of this Agreement, the obligations of the parties under Sections 2, 3, 4, 5, 6, 9.D, and 9.E hereof shall remain in full force and effect until the earlier of one year following termination of this Agreement or expiration date of each such Prescription Drug Program. ESI agrees, upon termination of this Agreement, to furnish Provider with a list of all Prescription Drug Programs covered under this Agreement and the expiration dates of those programs.

10.  MISCELLANEOUS
     -------------

     A. Any notice required to be given pursuant to the terms hereof shall be in writing and sent by ordinary or express mail to the other party at the address listed below or to the last reported address of such party:

          If to Express Scripts, Inc., to:
          Attn:  Provider Relations
          13900 Riverport Drive
          Maryland Heights, MO 63043

          with a copy to General Counsel at the same address.

          If to PlanetRx, Inc., to:

          PlanetRx.com, Inc.
          6399 Shelby View Dr. Suite 111
          Memphis TN 38134
          Attn: Legal

          and to:

          PlanetRx, Inc.
          349 Oyster Point Blvd., Suite 201
          South San Francisco, California, 94080
          Attention:  Legal
          Fax:  650-616-1505


     B. Any reference to the parties in this Agreement shall include, apply to, bind and benefit the permitted assigns and successors of the parties and any corporation, partnership, individual, or person acting in a fiduciary capacity on their behalf.

     C. This Agreement, including the Exhibit(s) and the Provider Manual, constitute the entire understanding of the parties hereto with respect to the subject matter hereof and, upon execution by the parties, supersedes all prior oral or written agreements between the parties with respect to the subject matter hereof. No modification, alteration or waiver of any term, covenant or condition of this Agreement shall be valid unless agreed to in writing by both parties, except as hereinafter set forth. Notwithstanding the foregoing, Provider and ESI agree that ESI may amend this Agreement to comply with any changes required or suggested by the appropriate regulatory authorities in the course of discharging their responsibilities under applicable laws and regulations. ESI shall furnish Provider with written notice of such amendments. In the event any such amendment constitutes a material change in the terms of the Agreement that is unacceptable to Provider, Provider may elect to terminate this Agreement by giving written notice of such election to terminate to ESI within 20 days of receipt of amendment, and such termination shall be effective no earlier than 180 days after receipt of written notice by ESI. If Provider does not so elect to terminate this Agreement within such 20-day period, such amendment will be deemed approved by Provider and ESI and shall automatically become a part of this Agreement. Provider further agrees that ESI may amend the Provider Manual and all policies and procedures of ESI, in its sole discretion, and such amendment shall not require consent of Provider.

     D. Provider and ESI each acknowledge that in the performance of the services to be rendered hereunder, each Party will have access to certain confidential business information regarding the other, including but not limited to the following: trade secrets, know-how and nonpublic information that relates to research, development, software programming, concepts, designs, procedures, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategies, inventions, source code, pricing and other financial and contractual arrangements with Sponsors and vendors, manuals, marketing strategies, customer lists, Member information protectable under the laws of the United States or any other nation, state or jurisdiction (including, but not limited to, any foreign equivalents thereto) (collectively, the "Confidential Information"). The receiving party shall not disclose or use or enable anyone else to disclose or use, in whole or in part, any such Confidential Information other than for the purpose of providing the services to be provided hereunder and shall promptly return all Confidential Information to the providing party upon request. The obligations set forth in Section 9.D above shall not apply to any Confidential Information to the extent it: (a) is approved by prior written authorization of the disclosing party for release by the receiving party; (b) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, in which event the receiving party shall give prior written notice to the disclosing party of such disclosure as soon as practicable and shall cooperate with the disclosing party in using all reasonable efforts to obtain an appropriate protective order or equivalent, provided that the information shall continue to be Confidential Information to the extent it is covered by such protective order or equivalent; (c) becomes generally available to the public through any means other than a breach by the receiving party of its obligations under this Agreement; (d) was in the possession of the receiving party without obligation of confidentiality prior to receipt or disclosure under this Agreement as evidenced by written records made prior to such receipt or disclosure; (e) is developed independently by the receiving party without the use of or benefit from any of the Confidential Information of the other party or without breach of this Agreement, as evidenced by records of the receiving party; or (f) is required to be disclosed by any national securities exchange, by government rule or regulation (e.g., in connection with a securities filing) or by any other provisions of applicable law, provided that the receiving party gives
                                        --------
          the disclosing party advance written notice (to the extent practicable) of the disclosure and cooperates with the disclosing party in any reasonable attempt to limit the scope of the required disclosure. In any dispute over whether information is Confidential Information under this Agreement, it will be the burden of the receiving party to show that such contested information falls within the exceptions set forth in this Section.

     E. Provider further agrees during the term of this Agreement and for a period of one year thereafter it will not solicit the trade or patronage of any of the Sponsors or potential sponsors of ESI with respect to prescription drug programs, services, .products or other matters referred to in this Agreement without ESI's prior written consent. Notwithstanding termination of this Agreement, the rights and obligations of the parties under this Subsection shall remain in full force and effect for a period of one year following termination.

     F. This Agreement shall be construed and governed in all respects according to the internal laws in the State of Missouri.

     G. The relationship created hereunder is that of independent contractors and nothing herein shall create or be deemed to create an agency, partnership or joint venture relationship between the parties. No provision of this Agreement or any part of any Sponsor's Prescription Drug Program shall be construed to require any pharmacist to dispense any Covered Medication to any Member if, in the pharmacist's reasonable professional judgment, such Covered Medication should not be dispensed to such person. In such event, Provider agrees to notify ESI of the circumstances of the decision not to dispense such Covered Medication.

     H. No waiver of a breach of any covenant or condition shall be construed to be a waiver of any subsequent breach. No act, delay or omission done, suffered, or permitted by the parties shall be deemed to exhaust or impair any right, remedy or power of the parties hereunder.

     I. This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then: (i) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (ii) such provision will be void to the extent it is held to be invalid or unenforceable; (iii) such provision will remain in effect to the extent that it is not invalid or unenforceable; and (iv) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the parties.

     J. This Agreement shall not be assigned, in whole or in part, by either party without the prior written consent of the other, except in connection with an acquisition of a party or of all or substantially all of a party's assets, provided, that in any such case the assignee
                                   --------
          agrees in writing to be bound by all of the obligations of the assignor hereunder.



     IN WITNESS WHEREOF, the undersigned have executed this Provider Agreement as of the day and year first above written.

PLANETRX.COM, INC.                      EXPRESS SCRIPTS, INC.



By:                                     By:
       ----------------------------            ----------------------------

Name:                                   Name:
       ----------------------------            ----------------------------

Title:                                  Title:
       ----------------------------            ----------------------------

                                   EXHIBIT A
                                   ----------

                                      FEES
                                      ----

     Reimbursement Rates.  The reimbursement rates (i.e., rates at which ESI
     -------------------
     shall pay Provider) for 30 or fewer days Internet Pharmacy prescriptions dispensed to ESI Members by Provider shall be the lesser of:

     (A)  The following rates for the applicable networks:

          [+]

          or

     (B)  [+]

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

                                   EXHIBIT B
                                   ---------

                             PERFORMANCE STANDARDS
                             ---------------------

For prescriptions dispensed by Provider, the following performance standards will apply:

1. Mail Service Prescription Accuracy
-------------------------------------

Standard
--------
While Provider strives for 100 percent accuracy, Provider guarantees [+] percent accuracy in dispensing the correct drug, at the correct strength and at the correct dosage, unless the error is a prescriber error. This standard will be measured quarterly.

Guarantee
---------
Provider places 33.3 percent of the dispensing fee at risk, if performance is below the stated standard.

2. Turnaround time for routine prescriptions
--------------------------------------------

Standard
--------
Provider guarantees dispensing and shipping (or return) of 95 percent of all fillable prescriptions not subject to intervention within an average of 4 business days of receipt of the order at Provider. This standard will be measured and reported quarterly. "Interventions" include all calls to members or prescribers to clarify the prescriber's direction, to obtain consent for generic or therapeutic substitution, or otherwise.

Guarantee
---------
Provider places 33.3 percent of the dispensing fee at risk, if performance is below the stated standard for one full day or more.

3. Turnaround time for  prescriptions subject to intervention
-------------------------------------------------------------

Standard
--------
Provider guarantees dispensing and shipping (or return) of 95 percent of all prescriptions subject to intervention within an average of 5 business days of receipt of the order at Provider, if the prescriber provides a response on the initial attempts at intervention. This standard will be measured quarterly.

Guarantee
---------
Provider places [+] percent of the dispensing fee at risk if performance is below the stated standard for one full day or more.

[+] Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.